                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of May 30, 2002 by and among Stonepath Logistics Domestic Services, Inc., a Delaware corporation ("Purchaser"), United American Acquisitions and Management, Inc., a Michigan corporation d/b/a "United American Freight Services, Inc." (the "Company"), and Douglas Burke (the "Shareholder").

                                   WITNESSETH:

         WHEREAS, the parties hereto (individually a "Party" and collectively the "Parties") are the parties to the Stock Purchase Agreement dated April 9, 2002 (the "Stock Purchase Agreement"); and

         WHEREAS, the Parties have agreed to amend the Stock Purchase Agreement to reflect the understandings set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

         1. Amendments to Stock Purchase Agreement.
            --------------------------------------

                  (a) The Stock Purchase Agreement is hereby amended by adding the following new Section 1.4 at the end of Article I of the Stock Purchase
Agreement:

                  "1.4     Post-Closing Tax Distribution Adjustment.
                           ----------------------------------------

                           (a) During the period commencing on January 1, 2002
and ending immediately prior to the Closing, the Company has made no distributions to the Shareholder covering the federal and state income taxes payable by Shareholder as a result of the Company's net income before taxes for the portion of the calendar year 2002 before the Closing ("Shareholder's 2002 Tax Liability").

                           (b) Shareholder shall prepare and deliver to the
Purchaser within 60 days after the Closing Date, a Closing Date Certification determining in final form the taxable income of the Company from January 1, 2002 through the Closing Date, with such financial statements, work papers and supplementary data as is necessary to confirm such income, together with a reconciliation of the amount of the S Corporation distributions necessary to cover applicable pass-through taxes on the Company's taxable income in 2002 prior to the Closing Date. In the event that the Purchaser concludes that any matter in the Closing Date Certification is not accurate, the Purchaser shall, within fifteen (15) days after its receipt of the Closing Date Certification, deliver to the Shareholder a written notice of its objections (i) setting forth in reasonable detail the nature of the objections and (ii) requesting all additional information required by the Purchaser to verify the amounts set forth in the Closing Date Certification. If the Purchaser timely delivers such a written notice of objections pursuant to this Section, the Shareholder shall provide the Purchaser with all information requested by the Purchaser in such notice within fifteen (15) days after Shareholder's receipt of such notice. The Purchaser and the Shareholder shall then use good faith efforts to jointly resolve the Purchaser's objections within thirty (30) days after Shareholder's receipt of Purchaser's notice of objections. In the event such good faith efforts do not resolve the Purchaser's objection, the dispute will be resolved pursuant to Section 1.3(d) of the Stock Purchase Agreement.

                           (c) The payment required to be made to the
Shareholder under Section 1.4(b) above shall be made within thirty (30) days after the Purchaser's receipt of the Closing Date Certification, unless (i) the Purchaser has timely delivered a notice of objection thereto pursuant to subsection (b) above, in which case such payments shall be made within ten (10) days after the resolution of such objections, or (ii) the Purchaser has agreed in writing to the amounts set forth in the Closing Date Certification prior to the end of such thirty (30) day period, in which case such payments shall be made within ten (10) days after the date of such written agreement."

                  (b) The introductory paragraph of Article III of the Stock Purchase Agreement is hereby revised to read in its entirety as follows:

         "As a material inducement to Purchaser to execute this Agreement and consummate the transactions contemplated hereby, the Company and the Shareholder do hereby jointly and severally represent to the Purchaser that the following representations and warranties are true and correct, except as otherwise set forth in written disclosure schedules (the "Shareholder's Schedules") delivered to Purchaser pursuant to this Article III, a copy of which is attached to this Agreement as Exhibit C. The Shareholder's Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Shareholder's Schedules shall be deemed to be disclosed and incorporated in any other part of the Shareholder's Schedules, and shall qualify the representations and warranties applicable thereto."

                  (c) The following sentence is hereby added to the end of
Section 11.11 of the Stock Purchase Agreement:

                  "To the extent not paid or reimbursed by him prior to the Closing, the Shareholder shall, concurrent with the payments under 1.4(c) above, reimburse the Company the full amount of any fees or expenses paid by the Company in connection with the transactions provided for in this Agreement and shall pay all such fees and expenses incurred by the Company but not paid by the Company prior to such date."

                  (d) Section 11.13, Release and Discharge of the Stock Purchase Agreement, shall be modified to the extent that the release and discharge of the Shareholder contained in Section11.13 of the Stock Purchase Agreement will not apply to release the Company or the Purchaser from any of the obligations identified within this Amendment to Stock Purchase Agreement.

         2. Effect on Stock Purchase Agreement. The foregoing amendments are the sole and exclusive amendments to the Stock Purchase Agreement made by the Parties. The Parties hereby ratify and confirm the provisions of the Stock Purchase Agreement as amended hereby.

                  IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day, month and year first above written.



  ATTEST:                            STONEPATH LOGISTICS DOMESTIC SERVICES, INC.


/s/ Stephen Cohen                     By: /s/ Stephen Cohen
----------------------------             ---------------------------------------
Secretary                                Authorized Executive Officer



ATTEST:                              UNITED AMERICAN ACQUISITIONS AND
                                     MANAGEMENT, INC., D/B/A
                                     "UNITED AMERICAN FREIGHT SERVICES, INC."


/s/ Joseph Siciliano                 By: /s/ Douglas Burke
----------------------------             ---------------------------------------
Secretary                                Authorized Executive Officer



                                     SHAREHOLDER:

                                     /s/ Douglas Burke
                                     ------------------------------------
                                     DOUGLAS BURKE